EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Adobe Systems Incorporated:
We consent to the use of our report dated January 19, 2016, with respect to the consolidated balance sheets of Adobe Systems Incorporated and subsidiaries as of November 27, 2015 and November 28, 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended November 27, 2015, and the effectiveness of internal control over financial reporting as of November 27, 2015, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.
(signed) KPMG LLP
Santa Clara, California
February 26, 2016